EXECUTION VERSION                                Exhibit 10.28

SHARED SERVICES AGREEMENT
by and among
HEXION SPECIALTY CHEMICALS, INC.,
MOMENTIVE PERFORMANCE MATERIALS INC.,
and
the other Persons party hereto

Dated as of October 1, 2010

SHARED SERVICES AGREEMENT
This Shared Services Agreement is dated as of October 1, 2010 (the “Effective Date”) and is made and entered into by and among Hexion Specialty Chemicals, Inc., a New Jersey corporation (together with its subsidiaries, either referred to as a “Service Provider” or “Recipient” of a specific Service or “Hexion”), Momentive Performance Materials Inc., a Delaware corporation, and those direct or indirect subsidiaries of MPM Inc. that are set forth on the signature pages hereto (collectively, either referred to as a “Service Provider” or “Recipient” of a specific Service or “Momentive”). Capitalized terms have the meanings set forth in Article I.
RECITALS
A.    Pursuant to the Combination Agreement, dated as of September 11, 2010 (the “Transaction Agreement”), by and between Hexion LLC, a Delaware limited liability company and sole stockholder of Hexion (“Hexion LLC”), and Momentive Performance Materials Holdings Inc., a Delaware corporation and sole stockholder of Momentive (“MPM Holdings”), Hexion LLC and MPM Holdings entered into a series of transactions that resulted in each of Hexion LLC and MPM Holdings becoming a wholly-owned subsidiary of Momentive Performance Materials Holdings LLC, a Delaware limited liability company (the “Transaction”).
B.    In connection with the Transaction, and in order to recognize economies of scale and generate cost savings for each of Hexion and Momentive that otherwise would be unavailable, the parties hereto desire to enter into this Agreement in order that each may provide and/or receive certain services from the other, and in order to provide for a mechanism by which the costs of such service provision are to be allocated, in each case on the terms and subject to the conditions set forth herein.
C.    This Agreement constitutes the Shared Services Agreement referred to in Section 5.11 of the Transaction Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intention of being bound by this Agreement, the parties stipulate and agree as follows:
ARTICLE I
DEFINITIONS

1.01 Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the Transaction Agreement. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:
“Actual Cost” means, with respect to any period hereunder, one hundred percent (100%) of the actual, out of pocket expenses of a party (including fully burdened employee cost and overhead costs allocated to the relevant cost center in accordance with the historical practices of such party) actually paid or expected to be paid within the three (3) months following such period (without duplication of any Actual Costs previously allocated between the parties), calculated in accordance with the accounting policies, principles, practices and procedures approved, from time to time, by the Steering Committee, caused by, incurred or otherwise arising from or relating to the Services during such period.
“Agreement” means this Shared Services Agreement as originally executed and as amended, modified, supplemented, or restated from time to time, as the context may require.
“Allocation Percentage” shall initially mean 51% to Hexion and 49% to Momentive.
“Business Days” means all weekdays except those that are official holidays of employees of the United States government. Unless specifically stated as “Business Days,” a reference in this Agreement to “days” means calendar days.
“Capital Expenditure” means any expenditure, or series of related expenditures, in excess of $1 million made by either Hexion or Momentive to the extent in furtherance of the provision of Services under this Agreement that is required to be capitalized in accordance with United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.
“Effective Date” is defined in the caption.
“Estimated Monthly Allocation Payment” is defined in Section 5.03.
“Event of Default” is defined in Section 9.01.
“Exchange Rate” means, with respect to a particular currency for a particular day and a particular party, the rate of exchange used in the preparation of the financial statements of such party for the most recent month for which financial statements are then available.
“Functional Services” means all Services other than Raw Materials/Logistics Services.
“Functional Services Costs” means the Actual Cost of Functional Services, including the Actual Costs of the employees of either

Hexion or Momentive who perform Raw Materials/Logistics Services.
“Hexion” is defined in the caption.
“Hexion LLC” is defined in the recitals.
“Hexion Marks” is defined in Section 3.05(b)
“Hexion-Provided Services” is defined in Section 3.01.
“including” shall mean including without limitation.
“Momentive” is defined in the caption.
“Momentive-Provided Services” is defined in Section 3.01.
“Monthly Report” is defined in Section 5.04.
“MPM Holdings” is defined in the recitals.
“MPM” is defined in Section 3.05(a)
“MPM Inc.” is defined in the caption.
“MPM Marks” is defined in Section 3.05(a)
“Person” means any individual, partnership, limited partnership, limited liability company, corporation, unincorporated association, joint venture or other entity.
“Quarterly Reconciliation Payment” is defined in Section 5.05(a).
“Raw Materials/Logistics Services” means the procurement of Raw Materials and Logistics by a Service Provider hereunder.
“Raw Materials and Logistics” means raw materials and logistics services, including supplies, freight, equipment and electricity, and indirect costs of such raw materials and logistics services, including packaging, uniforms and pallets, in the case of any of the foregoing, required by or used in connection with the business of either or both of Hexion and Momentive, but excluding the Actual Costs of the employees of either Hexion or Momentive who perform Raw Materials/Logistics Services and allocated overhead associated with the performance of such services, which, for the avoidance of doubt, shall be treated as Functional Services Costs hereunder.
“Recipient” means Hexion or Momentive, as applicable, with respect to such party's receipt of a particular Service.
“Service Provider” means Hexion or Momentive, as applicable, with respect to such party's provision of a particular Service.
“Services” is defined in Section 3.01.
“Steering Committee” is defined in Section 3.04.
“Tax” or “Taxes” means (i) all federal, state, local and foreign sales, use, value-added, gross receipts, privilege, utility, infrastructure maintenance, property, excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Services; (ii) any penalties, interest or other additions to any such taxes; and (iii) any tax-related surcharges or fees that are related to the Services and authorized by applicable tariffs.
“Term” is defined in Section 2.01.
“Transaction” is defined in the recitals.
“Transaction Agreement” is defined in the recitals.
“Unavoidable Delays” is defined in Section 13.08.

ARTICLE II
TERM

2.01 Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and shall continue for five (5) years from the Effective Date (the “Initial Term”) and any renewal terms as provided in the following sentence, unless otherwise terminated in accordance with Article X. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive renewal terms of one (1) year each, absent contrary notice from either party given not less than thirty (30) days prior to such expiration.

ARTICLE III
APPOINTMENT; SERVICES

3.01 Services.
(a)During the Term, (i) Hexion hereby engages Momentive to provide, and Momentive hereby accepts such appointment and undertakes to provide or cause to be provided to Hexion, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “Momentive-Provided Services”) and (ii) Momentive hereby engages Hexion to provide, and Hexion hereby accepts such appointment and undertakes to provide or cause to be provided to Momentive, certain services in the categories identified in Exhibit A hereof as from time to time may be added to or deleted therefrom pursuant to this Agreement (collectively, the “Hexion-Provided Services”, and together with the Momentive-Provided Services, the “Services”).
(b)Each of Hexion and Momentive acknowledges and agrees that each will assist the other in obtaining favorable pricing with respect to purchases of Raw Materials and Logistics from third party suppliers. Any Actual Costs incurred by either Hexion or Momentive in assisting the other in this respect shall be allocated pursuant to Section 5.01.

3.02 Changes to Services.
(c)The parties may agree to modify the terms and conditions of Service Provider's performance of any Service in order to reflect new procedures, processes or other methods of providing such Service. The parties will negotiate in good faith the terms and conditions upon which Service Provider would be willing to implement such change.
(d)Notwithstanding any provision of this Agreement to the contrary, Service Provider may make: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to Recipient of Service Provider's provision or quality of such Service in any material respect or increase Recipient's cost for such Service; (ii) emergency changes in the manner in which a particular Service is provided on a temporary and short-term basis; and/or (iii) changes to a particular Service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of Recipient.

3.03 Additional Services. Recipient may, from time to time, request additional services that are not listed in Exhibit A. The parties agree to negotiate in good faith the terms and conditions by which Service Provider would be willing to perform such additional services.

3.04 Steering Committee. In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, Hexion and Momentive shall establish a “Steering Committee” consisting of at least one executive officer from each of Hexion and Momentive and whereby each of Hexion and Momentive is equally represented. The initial Steering Committee representatives shall be Bill Carter and Kevin McGuire for Hexion and Anthony Greene and Momentive's current Financial Planning and Analysis (“FP&A”) leader for Momentive. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the Term to determine the Services to be provided and the payments to be made pursuant to Article V. Such determination with respect to the Services to be provided shall include the scope, manner, level, and place or places where such Services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a Service is to be provided, or the scope, manner, level and place or places at which such Service shall be provided, such Service shall not be provided until such time as the members of the Steering Committee determine the relevant matters, including as contemplated in Article XII. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services.

3.05 Certain Intellectual Property Matters.
(e)Hexion hereby acknowledges and agrees that Momentive and its subsidiaries (collectively, “MPM”) have certain intellectual property and common law rights associated with the word “Momentive” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the Momentive stylized logo, colors, and other indicia as used in connection with the name and business of MPM (collectively, “MPM Marks”). During the Term (and during any transition period provided in Section 10.04), MPM hereby agrees not to, and to cause its respective controlled affiliates not to, assert any claims against Hexion, Hexion LLC and their respective controlled affiliates with respect to the use of the word “Momentive” or any MPM Mark in their respective names, businesses and products and services; provided, such use shall be substantially consistent with the trademark practices and quality standards of MPM so as not to weaken the value of the MPM Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of MPM. MPM shall have the right to monitor the quality of the products and services bearing the MPM Marks provided by Hexion, including any promotional materials for the same. The MPM Marks shall remain the exclusive property of MPM.
(f)Momentive hereby acknowledges and agrees that Hexion has certain intellectual property and common law rights associated with the word “Hexion” and all related trademarks, service marks, brand names, logos, certification marks, assumed names and trade names, including the Hexion stylized logo, colors, and other indicia as used in connection with the name and business of Hexion (collectively, “Hexion Marks”). During the Term (and during any transition period provided in Section 10.04), Hexion hereby agrees not to, and to cause its respective controlled affiliates not to, assert any claims against Momentive, MPM Holdings and their respective controlled affiliates with respect to the use of the word “Hexion” or any Hexion Mark in their respective names, businesses and products and services; provided, that such use shall be substantially consistent with the trademark practices and quality standards of Hexion so as not to weaken the value of the Hexion Marks. Such use, and all goodwill associated with such use, shall inure to the benefit of Hexion. Hexion shall have the right to monitor the quality of the products and services bearing the Hexion Marks provided by Momentive, including any promotional materials for the same. The Hexion Marks shall remain the exclusive property of Hexion.

ARTICLE IV
PERFORMANCE OF SERVICES

4.01 Standards. Service Provider shall perform the Services in a commercially reasonable manner, using its commercially reasonable efforts to provide the Services in the same manner as if Service Provider was providing such Services for its own account. Actions taken by Service Provider in good faith consistent with the foregoing shall not constitute a breach of this Agreement unless such action materially violates an express provision of this Agreement.

4.02 Employees. Service Provider shall determine the fitness and qualifications of all employees performing the Services. Service Provider shall hire, supervise, direct the work of, and discharge all such employees. Service Provider shall determine the wages and conditions of employment of all such employees. All wages, bonuses, compensation, benefits, termination or severance expenses or liabilities, pension fund contribution obligations or liabilities, and other costs, benefits, expenses or liabilities and entitlements of or in connection with employees employed in connection with provision of the Services shall be Service Provider's responsibility; provided, that such items shall be Functional Services Costs and will be taken into account as such for purposes of Article V.

4.03 Independent Contractors. Service Provider may hire consultants, independent contractors, or subcontractors, including Affiliates, to perform all or any part of a Service hereunder. Service Provider will remain fully responsible for the performance of its obligations under this Agreement, and Service Provider will be responsible for payments due to its independent contractors, which payments shall be included in the Actual Costs allocated pursuant to Section 5.01.

4.04 No Joint Venture or Partnership. Service Provider shall perform all Services provided pursuant to this Agreement as an independent contractor to Recipient and not as an employee, stockholder, partner, joint venturer, landlord, agent or representative of Recipient. In no event shall Service Provider be deemed in breach of its obligations hereunder solely by reason of (i) the failure of the financial performance of the Recipient's business to meet Recipient expectations or income projections or any operating budget or annual plans, (ii) the acts of Recipient's employees, (iii) the institution of litigation or the entry of judgments against Recipient or the Recipient's business, or (iv) any other acts or omissions not otherwise constituting a material breach of this Agreement, it being the intention and agreement of the parties that Service Provider's sole obligation hereunder shall be to act in conformity with the standard set forth in Section 4.01.

4.05 Affiliate Transactions. The fact that Service Provider or an Affiliate thereof, or a stockholder, director, officer, member, or employee of Service Provider or an Affiliate thereof, is employed by, or is directly or indirectly interested in or connected with, any Person which may be employed by Recipient to render or perform a service, or from which Service Provider may purchase any property, shall not prohibit Service Provider from employing such Person or otherwise dealing with such Person.

4.06 Cooperation. Hexion and Momentive shall cooperate fully with each other during the Term to procure and maintain all licenses and operating permits and to facilitate each party's performance of this Agreement. Recipient shall at its own expense cooperate fully with Service Provider by promptly providing reasonable assistance, resources and access (including the provision of access to its personnel, computer systems, data, equipment and other information) as is necessary to the performance by Service Provider of its obligations hereunder and as may be reasonably requested by Service Provider from time to time.

ARTICLE V
COST ALLOCATION

5.01 Allocation Formula.
(g)Functional Services Costs shall be allocated as follows:
(i)To the extent 100% of such item is demonstrably attributable to or for the benefit of Hexion or Momentive, 100% of such item shall be allocated to Hexion or Momentive, as applicable; and
(ii)All other portions of any item that cannot be allocated pursuant to clause (a) above shall be allocated in accordance with the Allocation Percentage.
(h)With respect to any Capital Expenditure made or to be made by a Service Provider, the Steering Committee, following consultation with Hexion and Momentive, shall determine whether the cost of such Capital Expenditure should be allocated between Hexion and Momentive based on the Allocation Percentage or otherwise and based on the Steering Committee's reasonable, good faith estimate of the respective anticipated usage of the assets underlying such Capital Expenditure, and, if at all, how such Capital Expenditure shall be allocated between them (including whether any portion of such Capital Expenditure is to be currently billed to either party), based on the estimate of such usage, the parties' relative costs of capital and respective hurdle rates and any other similar factors deemed relevant by the Steering Committee.
(i)No less often than annually, the Steering Committee shall meet to evaluate and determine whether the Allocation Percentage then in existence accurately and equitably reflects the performance and use of Services by Hexion and Momentive (for the avoidance of doubt, such determination shall be based on the relative benefits obtained or expected to be obtained from such Services and the relative costs incurred and expected to be incurred in the performance of such Services and not solely based on how Hexion and Momentive's respective cost structures have or may have changed since the Effective Date (and not at all based on any changes in cost structures resulting from the transactions and arrangements contemplated hereby)). The Steering Committee shall undertake to evaluate the Services being performed and used and shall make a determination as to whether the Allocation Percentage then in existence requires adjustment. Each of Hexion and Momentive shall cooperate with the Steering Committee in the aforementioned process including making appropriate personnel and materials available to the Steering Committee. In the event that either Hexion or Momentive disagrees with the Allocation Percentage determined by the Steering Committee, the dispute resolution procedures set forth in Article XII shall apply.

5.02 Non-Cash Cost Allocation. Any non-cash costs or expenses caused by, incurred or otherwise arising from or relating to the Services shall be allocated to Hexion and Momentive for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles, based on the Allocation Percentage principles described in Section 5.01 hereof.

5.03 Monthly Estimate Statements. Prior to the first day of each quarter during the Term, the Steering Committee, with such assistance from Hexion and Momentive as the Steering Committee shall request, shall (i) estimate (or calculate, as applicable) the (x) Actual Cost of each Service Provider in respect of Services to be provided by it for each month during such quarter, and (y) cost shares of each of the parties as calculated pursuant to this Article V and the estimated net cost share payment, if any, that will be owed by either Hexion or Momentive, as applicable, to the other party (the “Estimated Monthly Allocation Payment”) for each month during such quarter and (ii) direct the applicable Service Provider to prepare and issue invoices for each Estimated Monthly Allocation Payment to be paid by the other party, which invoices shall be delivered on the first day of each month during such quarter (or as promptly as practicable thereafter). Within ten (10) days of delivery of an invoice for the Estimated Monthly Allocation Payment, the applicable Recipient shall promptly make payment of the Estimated Monthly Allocation Payment. Hexion and Momentive, as applicable, may elect to cause all or a portion of the Estimated Monthly Allocation Payment to be satisfied by one or more of their subsidiaries, including, in the case of Hexion, those subsidiaries listed on Exhibit B and, in the case of Momentive, those subsidiaries listed on Exhibit C, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for the applicable Recipient.

5.04 Quarterly Statements. Within thirty (30) days following the end of each quarter during the Term, each Service Provider shall furnish the Steering Committee with a written statement with respect to the Actual Cost of such Service Provider in respect of Services provided by it during such quarter, setting forth (i) the cost allocation determined pursuant to Section 5.01(a), (ii) the cost allocation determined pursuant to Section 5.02, and (iii) the amounts paid pursuant to Section 5.03 hereof, together with such other data and information necessary to complete the items described in Section 5.05 hereof (hereinafter referred to as the “Quarterly Report”).

5.05 Determination and Payment.
(j)Within twenty (20) days of the submission of the Quarterly Report described in Section 5.04 hereof, the Steering Committee shall (i) determine the cost share of each of the parties as calculated pursuant to this Article V for such quarter, the amount of the Estimated Monthly Allocation Payments made by each of the parties to the other during such quarter and the resultant net cost share payment, if any, owed by either Hexion or Momentive, as applicable, to the other party for such quarter (the “Quarterly Reconciliation Payment”); and (ii) direct the applicable Service Provider to prepare and issue an invoice for such Quarterly Reconciliation Payment to the other party. Any dispute among members of the Steering Committee that cannot be settled by majority vote shall be settled pursuant to Article XII.
(k)Within fifteen (15) days of the determination by the Steering Committee of the Quarterly Reconciliation Payment, either Hexion or Momentive may dispute such determination by giving written notice specifying in reasonable detail the nature of such dispute. Any such dispute shall be settled pursuant to Article XII.
(l)Within fifteen (15) days of delivery of the invoice for the Quarterly Reconciliation Payment described in Section 5.05(a), if a valid dispute notice has not been delivered in accordance with Section 5.05(b), the applicable Recipient shall promptly make payment of the Quarterly Reconciliation Payment. Hexion and Momentive, as applicable, may elect to cause all or a portion of the Quarterly Reconciliation Payment to be satisfied by one or more of their subsidiaries, including, in the case of Hexion, those subsidiaries listed on Exhibit B and, in the case of Momentive, those subsidiaries listed on Exhibit C, which, for the avoidance of doubt, may include settlement in non-U.S. jurisdictions in currency other than U.S. dollars converted at the Exchange Rate for Hexion or Momentive, as applicable.

5.06 Taxes.
(m)Recipient is responsible for and will pay all Taxes applicable to the Services provided to Recipient; provided, that such payments by Recipient to Service Provider will be made in a manner that is the most tax-efficient and that does not otherwise negatively impact Service Provider; and provided, further, that Service Provider will not be subject to any liability for Taxes applicable to the Services as a result of such payment by Recipient. Service Provider will collect such Tax from Recipient in the same manner it collects such Taxes from other customers in the ordinary course of Service Provider's business, but in no event prior to the time it invoices Recipient for the Services with respect to which such Taxes are levied. Recipient may provide Service Provider with a certificate evidencing its exemption from payment of or liability for such Taxes.
(n)Service Provider will promptly reimburse Recipient for any Taxes collected from Recipient and refunded to Service Provider. In the event a Tax is assessed against Service Provider that is solely the responsibility of Recipient and Recipient desires to protest such assessment, Recipient will submit to Service Provider a statement of the issues and arguments requesting that Service Provider grant Recipient the authority to prosecute the protest in Service Provider's name. Service Provider's authorization will not be unreasonably withheld. Recipient will finance, manage, control and determine the strategy for such protest while keeping Service Provider reasonably informed of the proceedings. However, the authorization will be periodically reviewed by Service Provider to determine any adverse impact on Service Provider, and Service Provider will have the right to reasonably withdraw such authority at any time. Upon notice by Service Provider that it is so withdrawing such authority, Recipient will expeditiously terminate all proceedings. Any adverse consequences suffered by Recipient as a result of the withdrawal will be submitted to arbitration pursuant to Article XII. Any contest for Taxes brought by Recipient may not result in any lien attaching to any property or rights of Service Provider or otherwise jeopardize Service Provider's interests or rights in any of its property. Recipient agrees to indemnify Service Provider for all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys' fees, disbursements and expenses of litigation) that Service Provider incurs as a result of any such contest by Recipient.
(o)The provisions of this Section 5.06 will govern the treatment of all Taxes arising as a result of or in connection with this Agreement notwithstanding any other Article of this Agreement to the contrary.

ARTICLE VI
COMPLIANCE WITH LAWS

Each of Hexion and Momentive agrees to comply in all material respects with all applicable laws, rules, regulations and orders of any federal, state, county, city, local, supranational (including those of the European Communities) or foreign governmental, administrative or regulatory authority, agency or body in any jurisdiction in which such party conducts business in relation to the Services provided and matters that are the subject of this Agreement.

ARTICLE V11
REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties of Hexion
(a)Hexion represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, that Hexion has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of Hexion who executed this Agreement on behalf of Hexion is in fact an officer of Hexion and has been duly authorized by Hexion to execute this Agreement on its behalf.
(b)The execution, delivery and performance by Hexion of this Agreement have been duly authorized by all necessary action on the part of Hexion and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Hexion, enforceable in accordance with its terms.

7.02 Representations and Warranties of Momentive
(c)Momentive represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that Momentive has full corporate power and authority to enter into this Agreement and perform its obligations hereunder, and that the officer of Momentive who executed this Agreement on behalf of Momentive is in fact an officer of Momentive and has been duly authorized by Momentive to execute this Agreement on its behalf.
(d)The execution, delivery and performance by Momentive of this Agreement have been duly authorized by all necessary corporate action on the part of Momentive and no further action or approval is required in order to constitute this Agreement as the valid and binding obligations of Momentive, enforceable in accordance with its terms.

ARTICLE VIII
INDEMNITY

8.01 Indemnity by Service Provider. Service Provider shall indemnify, defend and hold harmless Recipient and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys' fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of Service Provider or any employee, contractor or agent of Service Provider, except to the extent directly or indirectly caused by any act or omission of Recipient.

8.02 Indemnity by Recipient. Recipient shall indemnify, defend and hold harmless Service Provider and its officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys' fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with the gross negligence or willful misconduct of Recipient or any employee, contractor or agent of Recipient, except to the extent directly or indirectly caused by any act or omission of Service Provider.

8.03 Procedure. The party claiming indemnity shall promptly provide the other party with written notice of any claim, action or demand for which indemnity is claimed. The indemnifying party shall be entitled to control the defense of any action; provided, that the indemnified party may participate in any such action with counsel of its choice at its own expense; and provided, further, that the indemnifying party shall not settle any claim, action or demand without the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. The indemnified party shall reasonably cooperate in the defense as the indemnifying party may request and at the indemnifying party's expense.

8.04 Limitation on Indemnity. Notwithstanding anything contained herein to the contrary, (a) the liability of any party under this Agreement shall not exceed the benefits derived by such party under this Agreement and (b) in no event shall any party, its affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

ARTICLE IX
DEFAULT

9.01 Definition. The occurrence of any one or more of the following events which is not cured within the time permitted shall constitute a default under this Agreement (hereinafter referred to as an “Event of Default”) as to the party failing in the performance or effecting the breaching act.

9.02 Service Provider's Default. An Event of Default shall exist with respect to Service Provider if Service Provider shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Service Provider and such failure shall continue for a period of thirty (30) days after written notice thereof from Recipient to Service Provider specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Service Provider fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from the Recipient with respect to such failure.

9.03 Recipient's Default. An Event of Default shall exist with respect to Recipient if Recipient shall:

(p)unless subject to a good faith dispute hereunder, fail to make any monetary payment required under this Agreement on or before the due date recited herein and such failure continues for thirty (30) Business Days after written notice from Service Provider specifying such failure, or
(q)fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Recipient and such failure shall continue for a period of thirty (30) days after written notice thereof from Service Provider to Recipient specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if Recipient fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

9.04 Bankruptcy
An Event of Default shall exist with respect to a party if such party:
(r)applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property;
(s)makes a general assignment for the benefit of creditors;
(t)is adjudicated bankrupt or insolvent; or
(u)files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

9.05 Reorganization/Receiver. An Event of Default shall exist with respect to a party if an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Hexion or Momentive, as the case may be, or appointing a receiver, trustee or liquidator of Hexion or Momentive, as the case may be, of all or a substantial part of any of the assets of Hexion or Momentive, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

9.06 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

ARTICLE X
TERMINATION

10.01 Terminating Events. This Agreement shall terminate between Hexion and Momentive at the written election of the non-defaulting party, upon the occurrence of an Event of Default under this Agreement when the time to cure has lapsed.

10.02 Termination for Convenience. Either Hexion or Momentive may terminate this Agreement for its convenience, without cause, by giving the other party written notice not less than thirty (30) days prior to the effective date of such termination.

10.03 Effect of Termination. Notwithstanding anything herein to the contrary, this Section 10.03 and Sections 10.04, and Article XIII (other than Section 13.08) shall survive any termination of this Agreement. Unless subject to a good faith dispute hereunder, within thirty (30) days after the termination of this Agreement, Recipient shall pay Service Provider all accrued and unpaid amounts due under this Agreement.

10.04 Transition Assistance. At the request of Recipient, upon a termination or non-renewal of this Agreement, Service Provider will provide reasonable assistance to Recipient necessary to transfer the applicable services provided hereunder to Recipient or Recipient's designated third party provider. Recipient shall pay Service Provider all of its reasonable costs for providing such transition assistance without mark-up, but including reasonable allocated overhead. In no event shall Service Provider be required to provide transition assistance for more than 180 days (subject to one successive renewal for an additional 180 day period at the election of Recipient) after termination.

ARTICLE XI
NOTICES

All notices provided for in this Agreement or related to this Agreement, which either party desires to serve on the other, shall be in writing and shall be considered delivered upon receipt. Any and all notices or other papers or instruments related to this Agreement shall be sent by:

(a)	by United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed;

(b)	by a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid; or

(c)	a nationally recognized overnight delivery service;
provided for receipted delivery, addressed as follows:
Hexion:
Hexion Specialty Chemicals, Inc.
180 East Broad Street,
Columbus, OH 43215
Attention: General Counsel
Facsimile: (614) 225-2108

with a copy to:

O'Melveny & Myers LLP
7 Times Square
New York, NY 10036
Attention:    John M. Scott
Facsimile:    (212) 326-2019

Momentive:
Momentive Performance Materials Inc.
22 Corporate Woods Blvd.
Albany, NY 12211
Attention: General Counsel
Facsimile: (518) 533-4662

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:    Andrew J. Nussbaum
Benjamin M. Roth
Facsimile:    (212) 403-2000

Either Hexion or Momentive may change the address or name of addressee applicable to subsequent notices (including copies of said notices as hereinafter provided) or instruments or other papers to be served upon or delivered to the other party, by giving notice to the other party as aforesaid; provided, that notice of such change shall not be effective until the fifth (5th) day after mailing or facsimile transmission.

ARTICLE X11
DISPUTE RESOLUTION

12.01 Resolution Procedure. Each of Hexion and Momentive agrees to use its reasonable best efforts to resolve disputes under this Agreement by a negotiated resolution between the parties or as provided for in this Article XII.

12.02 Exchange Of Written Statements. In the event of a dispute under this Agreement, either Hexion or Momentive, on the one hand, may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party's description of the dispute and of the respective positions of the parties on such dispute and such party's recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant to this Section 12.02 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

12.03 Good Faith Negotiations. If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

12.04 Determination Of Steering Committee. Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both Hexion and Momentive shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either Hexion or Momentive may submit the dispute to arbitration in accordance with Section 12.05.

12.05 Disputes Submitted to Arbitration. Wherever any dispute arises between Hexion and Momentive, or among members of the Steering Committee, which is not otherwise resolved by the vote of a majority of the members of the Steering Committee or between the parties, the same shall be submitted to resolution by arbitration to be conducted in New York, New York, in accordance with the American Arbitration Association Rules then in force and the terms and conditions set forth in Sections 12.06 through 12.09.

12.06 Selection of Arbitrators. Either party shall have the right to submit such dispute to arbitration by delivery of written notice to the other party stating that the party delivering such notice desires to have the then unresolved controversy between Hexion and Momentive reviewed by a board of three (3) arbitrators. Said notice shall also set forth the identity of the person selected by the notifying party as its arbitrator, and shall detail the dispute between the parties and such party's suggested resolution. Within twenty (20) days after receipt of such notice, the other party shall designate a person to act as arbitrator and shall notify the party requesting arbitration of such designation, the name and address of the person so designated, and the suggested resolution of such dispute by such party. The two (2) arbitrators designated as aforesaid shall promptly select a third arbitrator, and if they are not able to agree on such third arbitrator, then either arbitrator, on five (5) days' notice in writing to the other, or both arbitrators, shall apply to the local arbitration authority to designate and appoint such third arbitrator. The two arbitrators selected by the parties shall then notify Hexion and Momentive in writing promptly upon the selection of the third arbitrator. If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within twenty (20) days after receipt of such notice, then the suggested resolution of the dispute as set forth in the written notice delivered by the party requesting such arbitration shall become the resolution thereof, and shall be binding on Hexion and Momentive hereunder.

12.07 Submission of Evidence. Within thirty (30) days following the date on which the parties shall have received notice of the appointment of the third arbitrator, the parties shall submit to the arbitrator so appointed a full statement of their respective positions and their reasons in support thereof, in writing, with copies delivered to the other party. Upon receipt of such written statement from the other party, the party receiving the same may file with the arbitrators a written rebuttal. Unless requested by the arbitrators, no hearing shall be required in connection with any such arbitration, and the arbitrators may elect to base their decisions on the written material submitted by the parties; provided, however, that the parties shall submit to hearings, and be prepared to provide testimony, by themselves or by witnesses called on their behalf, if so requested by the arbitrators.

12.08 Decisions of Arbitrators. Following receipt of the written materials from each party, and not later than 60 days from the final hearing held in connection with such arbitration, the arbitrators shall render their decision, which decision shall adopt either the position of Hexion or Momentive as previously submitted to the arbitrators, in full, without revision or alteration thereof, and without compromise. If more than one issue shall be submitted to the same arbitrators for resolution, each such issue shall be deemed a separate arbitration for all purposes hereof, such issues to be identified separately by the parties in their submission to arbitration, and each such issue shall be subject to a separate decision by the arbitrators.

12.09 Arbitration is Binding. The decision of a majority of the arbitrators shall be binding upon Hexion and Momentive and shall be enforceable in any court of competent jurisdiction. Such decision and award may allocate the costs of such arbitration to one of the parties, equally or disproportionately between the parties.
ARTICLE XIII
MISCELLANEOUS

13.01 Assignment. Neither Hexion nor Momentive shall assign this Agreement or any interest therein without the express prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, Hexion or Momentive may assign or transfer this Agreement to any Affiliate of such party; provided, that a counterpart original of such assignment is delivered to the other parties on or before the effective date of such assignment; and provided, further, that such Affiliate expressly assumes and agrees to be bound by all of the terms and conditions of this Agreement. Except as otherwise provided herein, each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the parties' permitted successors and assigns and legal representatives.

13.02 Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning, and not strictly for or against Hexion or Momentive. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the same to be drafted.

13.03 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without reference to its choice of law provisions.

13.04 Severability. Should any portion of this Agreement be declared invalid or unenforceable, then such portion shall be deemed to be severed from this Agreement and shall not affect the remainder thereof.

13.05 Attorneys' Fees. Should either party institute an action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys' fees.

13.06 Entire Agreement. This Agreement covers in full each and every agreement of every kind or nature whatsoever between the parties hereto concerning this Agreement, and all preliminary negotiations and agreements, whether verbal or written, of whatsoever kind or nature are merged herein. No oral agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding.

13.07 Counterparts. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when all parties hereto have executed this Agreement, although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument.

13.08 Force Majeure. Whenever this Agreement requires an act to be performed within a specified time period or to be completed diligently, such periods are subject to Unavoidable Delays. “Unavoidable Delays” are delays beyond the reasonable control of the party asserting the delay, and include delays caused by acts of God, acts of war, terrorist attack, civil commotions, riots, strikes, lockouts, acts of government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable labor or materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes. In the event of an Unavoidable Delay, the Recipient may either (i) perform any Services that Service Provider is unable to perform or (ii) contract with a third party to provide any such affected Service.

13.09 No Warranties. Service Provider shall use its best efforts to render the services contemplated by this Agreement in good faith to Recipient, but hereby explicitly disclaims any and all warranties, express or implied, except to the extent expressly provided herein.

13.10 Headings. Headings or captions have been inserted for convenience of reference only and are not to be construed or considered to be a part hereof and shall not in an way modify, restrict or amend any of the terms or provisions hereof.

13.11 Waiver. The waiver by one party of any default or breach of any of the provisions, covenants or conditions hereof of the part of the other party to be kept and performed shall not be a waiver of any preceding or subsequent breach or any other provisions, covenants or conditions contained herein.

13.12 Consent to Jurisdiction. The parties hereto agree that, other than an arbitration proceeding arising pursuant to Article XII, any legal action or proceeding with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York located in the borough of Manhattan or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, the parties hereto accept, for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

13.13 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO THAT IS BEING ESTABLISHED. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 Third Party Beneficiaries. None of the obligations hereunder of either party shall run to or be enforceable by any party other than the parties to this Agreement and their respective successors and assigns in accordance with the provisions of this Agreement.

13.15 Amendments. This Agreement may be changed or modified only by an agreement in writing signed by the parties hereto, and no oral understandings shall be binding as between the parties.
*****

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

HEXION SPECIALTY CHEMICALS, INC.

By:    /s/ AUTHORIZED PERSON
Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS INC.

By:    /s/ AUTHORIZED PERSON

Name:
Title:

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS USA INC.
By:    /s/ AUTHORIZED PERSON

Name:
Title:
JUNIPER BOND HOLDINGS I LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
JUNIPER BOND HOLDINGS II LLC
By:    /s/ AUTHORIZED PERSON
Name:

Title:

JUNIPER BOND HOLDINGS III LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
JUNIPER BOND HOLDINGS IV LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MPM SILICONES, LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.
By:    /s/ AUTHORIZED PERSON
Name:

Title:

MOMENTIVE PERFORMANCE MATERIALS INDUSTRIA DE SILICONES LTDA
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS CANADA ULC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS S. DE R.L. DE C.V.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS AUSTRALIA PTY LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SHANGHAI CO LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (NANTONG) CO LTD
By:    /s/ AUTHORIZED PERSON
Name:

Title:

SHANGHAI SONGJIANG MOMENTIVE PERFORMANCE MATERIALS CO LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
WUXI MOMENTIVE PERFORMANCE MATERIALS CO LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS HONG KONG LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS JAPAN LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
OHTA KAKO LLC
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS KOREA CO LTD
By:    /s/ AUTHORIZED PERSON
Name:

Title:

MOMENTIVE MALAYSIA SDN BHD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS PTE LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE SERVICES S. DE R.L. DE C.V.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS LTD.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES GMBH
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS RUS LLC
By:    /s/ AUTHORIZED PERSON
Name:

Title:

MOMENTIVE PERFORMANCE MATERIALS KIMYA SANAYI VE TICARET LIMITED SIRKETI
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (PTY) LTD.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) MANAGEMENT CO., LTD.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (SHANGHAI) TRADING CO., LTD.
By:    /s/ AUTHORIZED PERSON
Name:
Title:
TA HOLDING PTE LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
NAUTILUS PACIFIC TWO PTE LTD
By:    /s/ AUTHORIZED PERSON

Name:
Title:
NAUTILUS PACIFIC FOUR PTE LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS ASIA PACIFIC PTE LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SINGAPORE PTE LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (THAILAND) LTD
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS BENELUX BVBA
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS FRANCE SARL
By:    /s/ AUTHORIZED PERSON
Name:

Title:

MOMENTIVE PERFORMANCE MATERIALS GMBH
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS HOLDING GMBH
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS QUARTZ GMBH
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS (INDIA) PRIVATE LIMITED
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS ITALY SRL
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SPECIALTIES SRL
By:    /s/ AUTHORIZED PERSON
Name:

Title:

MOMENTIVE PERFORMANCE MATERIALS COMMERCIAL SERVICES SRL
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SILICONES BV
By:    /s/ AUTHORIZED PERSON
Name:
Title:
MOMENTIVE PERFORMANCE MATERIALS SUISSE SARL
By:    /s/ AUTHORIZED PERSON
Name:

EXHIBIT A
SERVICES
Executive/Senior Management
Administrative Support
Treasury
Audit and Tax
Financial Services
Legal Affairs
Property Management
Accounting and Records
Credit and Collections
Accounts Payable
Financial Statements
IT/ERP
Investor and Public Relations
EHS
Engineering
Payroll
Risk Management
Insurance
Human Resources
Procurement of requirements of raw materials, supplies, freight, equipment, electricity, and insurance
Export Services
Contract Manufacturing

EXHIBIT B
HEXION SUBSIDIARIES
Asia Dekor Borden (Heyuan) Chemical Company Limited (50% Owned)
Asia Dekor Borden (Hong Kong) Chemical Company (50% Owned)
Bakelite Polymers U.K. Ltd.
Borden Chemical Foundry, LLC
Borden Chemical Holdings (Panama) S.A.
Borden Chemical International, Inc.
Borden Chemical Investments, Inc.
Borden Chemical UK Limited
Borden International Holdings Limited
Borden Luxembourg S.a r.l.
Fengkai Hexion Specialty Chemicals Co. Ltd. (70% Owned)
Fujian Nanping Hexion Specialty Chemicals Co., Ltd.
HA-International, LLC (50% Owned)
Hattrick (Barbados) Finco SRL
Hexion 2 U.S. Finance Corp.
Hexion CI Holding Company (China) LLC
Hexion Fengkai Holdings Limited
Hexion IAR Holding (HK) Limited
Hexion Nanping Holdings Limited
Hexion Nova Scotia Finance, ULC
Hexion Quimica Argentina SA
Hexion Quimica Industria e Comercio Ltda.
Hexion Quimica S.A.
Hexion Quimica Uruguay S/A
Hexion Shchekinoazot Holding B.V. (50% Owned)
Hexion Shchekinoazot OOO (50% Owned)
Hexion Specialty Chemicals (Caojing) Limited
Hexion Specialty Chemicals (Heyuan) Limited
Hexion Specialty Chemicals (N.Z.) Limited
Hexion Specialty Chemicals Asua SL
Hexion Specialty Chemicals B.V.
Hexion Specialty Chemicals Barbastro S.A.
Hexion Specialty Chemicals BVBA
Hexion Specialty Chemicals Canada, Inc.
Hexion Specialty Chemicals Finance BV
Hexion Specialty Chemicals Forest Products GmbH
Hexion Specialty Chemicals France SAS
Hexion Specialty Chemicals GmbH
Hexion Specialty Chemicals Holding B.V.
Hexion Specialty Chemicals Holding Germany GmbH
Hexion Specialty Chemicals Holdings (China) Limited
Hexion Specialty Chemicals Iberica, S.A.
Hexion Specialty Chemicals Italia S.p.A.
Hexion Specialty Chemicals Korea Company Limited
Hexion Specialty Chemicals Lda.
Hexion Specialty Chemicals Leuna GmbH
Hexion Specialty Chemicals Luxembourg s.a.r.l.
Hexion Specialty Chemicals Maastricht BV
Hexion Specialty Chemicals Management (Shanghai) Co., Ltd.
Hexion Specialty Chemicals Oy
Hexion Specialty Chemicals Pardubice S.r.o.
Hexion Specialty Chemicals Pty Ltd
Hexion Specialty Chemicals Research Belgium SA
Hexion Specialty Chemicals Rotterdam Ink B.V.
Hexion Specialty Chemicals S.A.
Hexion Specialty Chemicals S.r.l.
Hexion Specialty Chemicals Samusakorn Ltd.

Hexion Specialty Chemicals Sdn. Bhd.
Hexion Specialty Chemicals SG.Petani SDN. BHD.
Hexion Specialty Chemicals Singapore Pte. Ltd.
Hexion Specialty Chemicals Somersby Pty Ltd.
Hexion Specialty Chemicals Stanlow Limited
Hexion Specialty Chemicals Stuttgart GmbH
Hexion Specialty Chemicals Sweden AB
Hexion Specialty Chemicals UK Limited
Hexion Specialty Chemicals Wesseling GmbH
Hexion Specialty Chemicals, a.s.
Hexion Specialty UV Coatings (Shanghai) Limited
Hexion U.S. Finance Corp.
Hexion UV Coatings (Shanghai) Co., Ltd. (49.99% Owned)
HSC Capital Corporation
InfraTec Duisburg GmbH (70% Owned)
International Pine Products SA
Jiangsu Funing Hexion Specialty Chemicals Co. Ltd. (90% Owned)
Lawter International Inc.
National Borden Chemical Germany GmbH
New Nimbus GmbH & Co Kg
Oilfield Technology Group, Inc.
Resolution Research Nederland B.V.
Resolution Specialty Materials Rotterdam B.V.
Resolution Specialty Materials Sweden Holdings AB
RSM Europe B.V.
Tianjin Hexion Specialty Chemicals Co., Ltd.

EXHIBIT C
MOMENTIVE SUBSIDIARIES
Momentive Performance Materials Inc.
Momentive Performance Materials Worldwide Inc.
Momentive Performance Materials USA Inc.
Juniper Bond Holdings I LLC
Juniper Bond Holdings II LLC
Juniper Bond Holdings III LLC
Juniper Bond Holdings IV LLC
Momentive Performance Materials Quartz, Inc.
MPM Silicones, LLC
Momentive Performance Materials South America Inc.
Momentive Performance Materials China SPV Inc.
Momentive Performance Materials Industria de Silicones Ltda
Momentive Performance Materials Canada ULC
Momentive Performance Materials S. de R.L. de C.V.
Momentive Performance Materials Australia Pty Ltd
Momentive Performance Materials Shanghai Co Ltd
Momentive Performance Materials (Nantong) Co Ltd
Momentive Fine Performance Materials (Shenzhen) Co Ltd
Shanghai Songjiang Momentive Performance Materials Co Ltd
Wuxi Momentive Performance Materials Co Ltd
Momentive Performance Materials Hong Kong Ltd
Momentive Performance Materials Japan LLC
Ohta Kako LLC
Momentive Performance Materials Korea Co Ltd
Momentive Malaysia Sdn Bhd
Momentive Performance Materials Pte Ltd
Momentive Services S. de R.L. de C.V.
Momentive Performance Materials Ltd.
Momentive Performance Materials Commercial Services GmbH
Momentive Performance Materials Rus LLC
Momentive Performance Materials Kimya Sanayi Ve Ticaret Limited Sirketi
Momentive Performance Materials (Pty) Ltd.
Momentive Performance Materials (Shanghai) Management Co., Ltd.
Momentive Performance Materials (Shanghai) Trading Co., Ltd.
TA Holding Pte Ltd
Nautilus Pacific Two Pte Ltd
Nautilus Pacific Four Pte Ltd
Momentive Performance Materials Asia Pacific Pte Ltd
Momentive Performance Materials Singapore Pte Ltd
Momentive Performance Materials (Thailand) Ltd
Momentive Performance Materials Benelux BVBA
Momentive Performance Materials France Sarl
Momentive Performance Materials GmbH
Momentive Performance Materials Holding GmbH
Momentive Performance Materials Quartz GmbH
Momentive Performance Materials (India) Private Limited
Momentive Performance Materials Italy Srl
Momentive Performance Materials Specialties Srl
Momentive Performance Materials Commercial Services Srl
Momentive Performance Materials Silicones BV
Momentive Performance Materials Suisse Sarl